Exhibit 10.1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of July 20, 2026, by and among Idaho USA, Inc., a Delaware corporation (“Acquiror”); the persons listed on the signature pages hereto (each, a “Stockholder”, and collectively, the “Stockholders”), each such Stockholder being a stockholder of Utz Brands, Inc., a Delaware corporation (the “Company”); the Company; and Intersnack Group GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft) (“Parent” and, together with Acquiror, the “Acquiror Parties”).

WHEREAS, as of the date hereof, each Stockholder is the record or “beneficial” owner (as defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934 (as amended, and the rules promulgated thereunder the “Exchange Act”)) of the number of shares of Class A Common Stock of the Company, par value $0.0001 (the “Class A Shares”), and, if applicable, the number of shares of Class V Common Stock of the Company, par value $0.0001 (the “Class V Shares”, and together with the Class A Shares, with respect to each Stockholder, his, her or its “Company Shares”), as set forth opposite such Stockholder’s name on Exhibit A hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, Idaho Merger Sub, Inc., a Delaware corporation and direct or indirect wholly-owned Subsidiary of Acquiror (“Merger Sub”), Parent and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions thereof, at the Effective Time, Merger Sub will merge with and into the Company with the Company surviving the merger (the “Merger”);

WHEREAS, the affirmative vote of (i) the holders of a majority of the issued and outstanding shares of Company Common Stock and (ii) a majority of the votes cast by the disinterested stockholders (as such term is defined in Section 144 of the DGCL) (which, for the avoidance of doubt, shall exclude any stockholder that is not an Unaffiliated Company Stockholder), in each case, in favor of the approval and adoption of the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby, including the Merger, the TRA Payment and the Recapitalization, is a condition to the consummation of the Merger;

WHEREAS, as of the date hereof and subject to the terms and conditions herein, each Stockholder has determined to vote in favor of the approval and adoption of the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby, including the Merger, the TRA Payment and the Recapitalization, and in furtherance thereof has agreed to enter into this Agreement; and

WHEREAS, in order to induce Parent, Acquiror and the Company to enter into the Merger Agreement, Parent, Acquiror and the Company have requested each Stockholder, and each Stockholder has agreed to, enter into this Agreement with respect to all Company Shares, now or hereafter owned (whether beneficially or of record) by each such Stockholder.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

VOTING AGREEMENT; GRANT OF PROXY

Section 1.01 Voting Agreement. From the date hereof until the termination of this Agreement in accordance with Section 6.03, each Stockholder shall (x) appear (either in person or by proxy) at each meeting (whether annual or special and each adjourned or postponed meeting and including the Company Special Meeting) of the stockholders of the Company concerning proposals related to the Merger, the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby, any Company Takeover Proposal or any other transaction contemplated by the Merger Agreement or any other Transaction Agreement or at which any matter set forth in this Section 1.01 is being considered, however called, or otherwise cause all of the Company Shares owned (whether beneficially or of record) at such time by such Stockholder to be counted as present thereat for purposes of calculating a quorum, and respond to each request by the Company for written consent, if any, and (y) vote or cause to be voted (including by proxy or written consent, if applicable, with respect to) all Company Shares (including any New Company Shares (as defined below), as applicable) owned (whether beneficially or of record) at such time by such Stockholder:

(a) with respect to each meeting (or with respect to any action by written consent) at or for which a vote of such Stockholder is requested for the approval and adoption of the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby, including the Merger, the TRA Payment and the Recapitalization (a “Merger Proposal”), in favor of such Merger Proposal (and, in the event that such Merger Proposal is presented as more than one proposal, in favor of each proposal that is part of such Merger Proposal), and in favor of any other transactions or matters expressly contemplated by the Merger Agreement;

(b) in favor of any proposal to adjourn or postpone any meeting of the stockholders of the Company if the Company or Acquiror requests such postponement or adjournment in accordance with Section 6.6(f) of the Merger Agreement;

(c) in favor of any other proposal necessary for the consummation of the Merger, the TRA Payment, the Recapitalization and the other transactions contemplated by the Merger Agreement and the other Transaction Agreements considered and voted upon by the stockholders of the Company at any meeting of the stockholders of the Company (or with respect to any action by written consent);

(d) against any Company Takeover Proposal, without regard to the terms of such Company Takeover Proposal, or any other transaction, proposal, agreement or action made in opposition to approval or adoption of the Merger Agreement, any other Transaction Agreement or in competition with the Merger, the TRA Payment, the Recapitalization and the other transactions or matters expressly contemplated by the Merger Agreement or any other Transaction Agreement;

(e) against any other action, agreement or transaction that would or would reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the consummation of the Merger, the TRA Payment and the Recapitalization, or the performance by such Stockholder of his, her or its obligations under this Agreement; and

(f) against any action, proposal, transaction or agreement that would or would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or any other Transaction Agreement, or of such Stockholder contained in this Agreement or any other Transaction Agreement to which such Stockholder is a party (clauses (a) through (f) of this Section 1.01, the “Required Votes”).

For the avoidance of doubt, except as expressly set forth in this Section 1.01, no Stockholder shall be restricted from voting in any manner with respect to any other matters presented or submitted to the stockholders of the Company.

Section 1.02 Solicitation. Each Stockholder further agrees that, until the termination of this Agreement, subject to Section 6.17, such Stockholder will not:

(a) solicit proxies or, other than in such Stockholder’s capacity as a director of the Company, as applicable, become a “participant” in a “solicitation” (as such terms are defined in Schedule 14A and Rule 14a-1, respectively, under the Exchange Act) in connection with either any proposal to approve the Merger Agreement and the Merger or any other Transaction Agreement and any transaction contemplated thereby, including the TRA Payment and the Recapitalization, or any Company Takeover Proposal;

(b) initiate a stockholders’ vote with respect to a Company Takeover Proposal;

(c) enter into any written agreement, arrangement or understanding that would result in such Stockholder becoming a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to a Company Takeover Proposal; provided that nothing herein (including Section 5.04) shall prohibit (i) any Stockholder or any of his, her or its Representatives from participating at the Special Committee’s direction in any discussions or negotiations (including with respect to a possible stockholders’ consent or voting agreement) in connection with any Company Takeover Proposal in the event that the Company becomes, and only while the Company is, expressly permitted to engage in such discussions or negotiations pursuant to Section 6.3(c) or Section 6.3(f) of the Merger Agreement with respect to such Company Takeover Proposal, (ii) any Stockholder or any of his, her or its Representatives from engaging in discussions or negotiations expressly permitted by Section 5.08 (but subject to the terms thereof), or (iii) any Stockholder from entering into any written agreement that would result in such Stockholder becoming a member of such “group” if at the time of entering into such written agreement the Company substantially concurrently terminates the Merger Agreement to enter into a definitive agreement relating to a Company Superior Proposal pursuant to Section 8.1(g) of the Merger Agreement; or

(d) authorize, resolve, agree or commit to do any of the foregoing.

Section 1.03 Irrevocable Proxy. Each Stockholder hereby revokes any and all previous proxies granted by such Stockholder with respect to Company Shares owned (whether beneficially or of record) by him, her or it as of the date of this Agreement. In the event, but only in the event, that Stockholder fails to comply with any of his, her or its obligations set forth in Section 1.01 (and Stockholder shall give prompt written notice of such failure in accordance with Section 6.05 and, in any event, before the closing of the voting at the Company Special Meeting with sufficient time to allow Parent to exercise its rights under this Section 1.03), then each Stockholder hereby irrevocably grants to, and appoints, Parent and any designee of Parent (determined in Parent’s sole discretion) as such Stockholder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in such Stockholder’s name, to appear, vote, or cause to be voted (including by proxy or written consent, if applicable) (until the termination of this Agreement in accordance with Section 6.03) any Company Shares owned (whether beneficially or of record) by such Stockholder solely to the extent, and in the manner, expressly set forth with respect to the Required Votes in Section 1.01. In the event that a proxy granted by any Stockholder pursuant to this Section 1.03 becomes effective, Parent agrees that it shall promptly take the actions (and vote the Company Shares in the manner) the Stockholder was required to by Section 1.01 and shall confirm in writing to the Company as promptly as reasonably practicable thereafter that it has taken the actions (and voted the Company Shares in the manner) the Stockholder was required to by Section 1.01. The proxy granted by any Stockholder pursuant to this Section 1.03, if it becomes effective, except upon the termination of this Agreement in accordance with Section 6.03, is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Each Stockholder hereby affirms that such irrevocable proxy, if it becomes effective, is coupled with an interest by reason of the Merger Agreement and, except upon the termination of this Agreement in accordance with Section 6.03, is intended to be irrevocable. Each Stockholder agrees, subject to this Section 1.03 and unless and until this Agreement is terminated in accordance with Section 6.03, to vote his, her or its Company Shares (including any New Company Shares) in accordance with Section 1.01(a) through Section 1.01(f) above and to otherwise comply with Section 1.01. The parties hereto agree that the foregoing is a voting agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants to the Company and the Acquiror Parties, severally with respect to such Stockholder, and not jointly, that:

Section 2.01 Authorization.

(a) Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform his, her or its covenants and other obligations hereunder. The execution and delivery of this Agreement by such Stockholder, the performance by such Stockholder of his, her or its covenants and obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder (to the extent such Stockholder is not a natural person), and no additional proceedings or actions on the part of such Stockholder are necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of his, her or its covenants or other obligations hereunder, or the consummation by such Stockholder of the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent, Acquiror and the Company, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and by general principles of equity. No consent of Stockholder’s spouse (if Stockholder is a natural person) is necessary under any community property or other applicable Laws for Stockholder to enter into, and perform, his or her obligations under this Agreement.

Section 2.02 Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (a) violate any Law applicable to such Stockholder, (b) require any further consent or other action by any person under any provision of any agreement or other instrument binding on such Stockholder or (c) result in the creation of any lien, mortgage, encumbrance, pledge or security interest of any kind (collectively, “Liens”) upon such Stockholder’s Company Shares.

Section 2.03 Actions and Proceedings. As of the date hereof, there are no (a) Legal Proceedings pending or, to the knowledge of such Stockholder, threatened against such Stockholder or (b) material orders, writs, judgments, injunctions, decrees or awards of any kind or nature that, in the case of either clause (a) or (b), would prevent, seek to prevent or materially delay, hinder or impair the exercise by Parent, Acquiror or the Company of its respective rights under this Agreement or the ability of such Stockholder to fully perform his, her or its covenants and obligations pursuant to this Agreement.

Section 2.04 No Inconsistent Agreements. Except for this Agreement, such Stockholder has not:

(a) granted any proxies or powers of attorney, or any other authorization or consent with respect to any or all of his, her or its Company Shares with respect to the matters set forth in Section 1.01; or

(b) (i) deposited any of his, her or its Company Shares into a separate voting trust or (ii) entered into a voting agreement with respect to any of his, her or its Company Shares (or any other agreement or arrangement with respect to the voting of such Company Shares) with respect to the matters set forth in Section 1.01.

Section 2.05 Ownership. As of the date hereof, such Stockholder owns (whether beneficially or of record) those Company Shares set forth opposite such Stockholder’s name on Exhibit A hereto. Such Stockholder is the sole beneficial owner and has (and, other than in connection with Transfers (as defined below) of Class A Shares to Permitted Transferees (as defined below) in accordance with the terms hereof, will have at all times through the Closing)

sole beneficial ownership, sole voting power (including the right to control such vote as contemplated herein) and sole power of disposition with respect to such Company Shares (and any New Company Shares), and sole power to issue instructions with respect to the matters set forth in Article 1 hereof and sole power to agree to all of the matters set forth in this Agreement, free and clear of any Liens (other than such Liens created by this Agreement, Liens applicable to the Company Shares that may exist pursuant to securities Laws, Liens under the Company’s organizational documents, customary Liens pursuant to the terms of any custody or similar agreement applicable to the Company Shares held in brokerage accounts, Liens under the Amended Company LLC Operating Agreement or Liens imposed pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions (collectively, “Permitted Liens”)). No person other than such Stockholder has any right to direct or approve the voting or disposition of any of such Stockholder’s Company Shares with respect to the matters set forth in Section 1.01. Such Stockholder has not entered into any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer (as defined below) with respect to any of the Company Shares owned (whether beneficially or of record) by such Stockholder, other than with respect to the Class V Shares as set forth in Section 4.6 and Article IX of the Amended Company LLC Operating Agreement.

Section 2.06 Broker Fees. There is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of such Stockholder who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger Agreement or any other Transaction Agreement and the transactions contemplated hereby and thereby that would be payable by any Person other than such Stockholder (and/or any other Stockholder).

Section 2.07 Acknowledgement. Such Stockholder understands and acknowledges that each of Parent, the Company and Acquiror is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR PARTIES

Each of Parent and Acquiror represents and warrants to the Company and each Stockholder that:

Section 3.01 Authorization.

(a) Such Acquiror Party has all requisite corporate or similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by such Acquiror Party has been duly authorized by all necessary corporate or similar action on the part of such Acquiror Party, and no other corporate or similar proceedings or actions on the part of such Acquiror Party are necessary to authorize the execution and delivery by such Acquiror Party of this Agreement or the consummation of the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by such Acquiror Party and, assuming the due authorization, execution and delivery by each Stockholder, the other Acquiror Party and the Company, constitutes a legal, valid and binding obligation of such Acquiror Party, enforceable against it in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and by general principles of equity.

Section 3.02 Non-Contravention. The execution, delivery and performance by such Acquiror Party of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any Law, (b) require any consent or other action by any person under any provision of any agreement or other instrument binding on such Acquiror Party or (c) result in the creation of any Lien upon any of the properties or assets of such Acquiror Party.

Section 3.03 Actions and Proceedings. As of the date hereof, there are no (a) Legal Proceedings pending or, to the knowledge of such Acquiror Party, threatened against such Acquiror Party or any of its Affiliates or (b) material orders, writs, judgments, injunctions, decrees or awards of any kind or nature that, in the case of either clause (a) or (b), would prevent, seek to prevent or materially delay, hinder or impair the exercise by any of the Stockholders or the Company of their respective rights under this Agreement or the ability of such Acquiror Party to fully perform its covenants and obligations pursuant to this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Acquiror Parties and each Stockholder that:

Section 4.01 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each Stockholder and the Acquiror Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and by general principles of equity.

Section 4.02 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any Law, (b) require any consent or other action by any person under any provision of any agreement or other instrument binding on the Company or (c) result in the creation of any Lien upon any of the properties or assets of the Company.

Section 4.03 Actions and Proceedings. As of the date hereof, there are no (a) Legal Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Affiliates or (b) material orders, writs, judgments, injunctions, decrees or awards of any kind or nature that, in the case of either clause (a) or (b), would prevent, seek to prevent or materially delay, hinder or impair the exercise by any of the Stockholders or the Acquiror Parties of their respective rights under this Agreement or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

ARTICLE 5

COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees, severally with respect to such Stockholder, and not jointly, that:

Section 5.01 No Proxies for or Encumbrances on Company Shares. Such Stockholder shall not, without the prior written consent of Parent and the Company, directly or indirectly, (i) grant any proxies (other than as set forth in this Agreement), consents or powers of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Company Shares or deposit any Company Shares, in each case, with respect to the matters set forth in Section 1.01 in a voting trust, (ii) create or permit to exist any Lien (other than Permitted Liens), or take or agree to take any other action, that would or would reasonably be expected to prevent such Stockholder from voting the Company Shares owned (whether beneficially or of record) by him, her or it in accordance with this Agreement or from complying in all material respects with his, her or its other obligations under this Agreement, or (iii) enter into any hedge, swap or other transaction or Contract which is designed to (or is reasonably expected to) lead to or result in a transfer of the economic consequences of ownership of any Company Shares, whether any such transaction is to be settled by delivery of Company Shares, in cash or otherwise.

Section 5.02 No Transfer of Company Shares.

(a) During the period beginning on the date hereof and ending as of the termination of this Agreement in accordance with Section 6.03, except as consented to in advance in writing by Parent and the Company, such Stockholder agrees not to, directly or indirectly, offer, sell, transfer, assign, tender in any tender or exchange offer, pledge, hypothecate, exchange, encumber or otherwise dispose of (including by merger, business combination, consolidation, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily (“Transfer”) such Stockholder’s Company Shares or any New Company Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law), other than, in the case of a Stockholder’s Class A Shares only, to a Permitted Transferee (as defined below), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer of, any of such Stockholder’s Company Shares or New Company Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law); provided, that, such Transfer of Class A Shares may be made to a Permitted

Transferee only if (i) such Permitted Transferee agrees in writing to be bound by the terms of this Agreement as if he, she or it were a party hereto; (ii) such written instrument expressly provides each of the Company and Parent with the ability to enforce the obligations of such Stockholder and the Permitted Transferee with respect to such Class A Shares, including causing such Class A Shares to vote in accordance with the Required Votes; and (iii) prompt notice of such Transfer to such Permitted Transferee is delivered to Parent and the Company pursuant to Section 6.05.

(b) From and after the date of this Agreement and ending as of the termination of this Agreement in accordance with Section 6.03, such Stockholder agrees not to request the Company to register or otherwise recognize the transfer (book-entry or otherwise) of any of such Stockholder’s Company Shares or any certificate or uncertificated interest representing any of such Stockholder’s Company Shares, except for Transfers of Class A Shares as permitted by, and in accordance with, this Agreement, and the Company agrees to direct the stock transfer agent not to register or otherwise recognize any transfer (book-entry or otherwise), except for Transfers of Class A Shares as permitted by, and in accordance with, this Agreement. The Stockholder authorizes the Company to instruct the transfer agent not to recognize any Transfers of Company Shares on the Company’s books and records except for Transfers of Class A Shares as permitted by, and in accordance with, this Agreement. The Company agrees to promptly provide such instruction to the transfer agent following the execution of this Agreement.

(c) Any attempted Transfer of Company Shares in violation of this Section 5.02 shall be null and void ab initio.

(d) A “Permitted Transferee” means, with respect to a Stockholder, (i) any person by will or the laws of intestacy, (ii) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild of the spouse of any child, adopted child, grandchild or adopted grandchild of such Stockholder (if such Stockholder is a natural person), (iii) any trust, the beneficiaries of which include only such Stockholder and his or her family members (including the persons named in clause (ii)) (if such Stockholder is a natural person), (iv) any partnership or limited liability company, all partners or members of which include only such Stockholder and his or her family members (including the persons named in clause (ii)) and any trust named in clause (iii) (if such Stockholder is a natural person), (v) if such Stockholder is an entity, any of its partners (including limited or general partners), members, stockholders and affiliates in connection with a pro rata distribution of such Company Shares (including any New Company Shares), (vi) an entity qualified as a 501(c)(3) charitable organization, in connection with a bona fide gift or gifts thereto, and (vii) in the event that such Stockholder is a natural person, to any person by operation of law pursuant to a qualified domestic order, divorce settlement, divorce decree or similar separation agreement. For the avoidance of doubt, a Permitted Transferee may Transfer Company Shares to his, her or its own Permitted Transferees in accordance with the terms and subject to the conditions of this Section 5.02.

Section 5.03 Additional Company Shares. Each Stockholder agrees that any Company Shares (or other voting securities of the Company or any other securities exchangeable for, or convertible into, any voting securities of the Company) that such Stockholder purchases or with respect to which such Stockholder otherwise acquires record or beneficial ownership after the date of this Agreement and prior to the termination of this Agreement in accordance with Section 6.03 (“New Company Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as the Company Shares currently owned by such Stockholder (it being understood, for the avoidance of doubt, that any such New Company Shares shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof, and the representations and warranties in Article 2 above shall be true and correct as of the date that beneficial ownership of such New Company Shares is acquired).

Section 5.04 No Solicitation. Each Stockholder hereby agrees that, during the term of this Agreement, such Stockholder shall not take any action, in his, her or its capacity as a stockholder of the Company, that the Company otherwise is then-prohibited from taking under Section 6.3 of the Merger Agreement.

Section 5.05 Disclosure. Each Stockholder hereby consents to and authorizes the publication and disclosure by the Acquiror Parties and the Company in the Proxy Statement, the Schedule 13e-3 or other disclosure document or filing required by applicable Law to be filed with the SEC or any other Governmental Entity in connection with this Agreement, the Merger Agreement, any other Transaction Agreement or the transactions contemplated hereby or thereby, of such Stockholder’s identity and ownership, this Agreement and the nature of such Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such disclosure; provided, that the Company and Acquiror shall (with respect to any of its disclosures) give such Stockholder and his, her or its legal counsel a reasonable opportunity to review and comment on such disclosures and shall consider such comments in good faith prior to any such disclosures being made public (provided, that by executing this Agreement, such Stockholder hereby consents to the filing of this Agreement by the Company in the Proxy Statement, the Schedule 13e-3 or other disclosure document or filing required by applicable Law to be filed with the SEC or other Governmental Entity in connection with this Agreement, the Merger Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby). As promptly as practicable after obtaining actual knowledge thereof, each Stockholder shall notify the Acquiror Parties and the Company of any required corrections with respect to such information previously supplied by such Stockholder to the Acquiror Parties or the Company hereunder, if and to the extent that any such information shall have become false or misleading in any material respect (whether expressly or by omission). Each Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the Merger (including filings with the SEC).

Section 5.06 Appraisal and Dissenter’s Rights. Each Stockholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Stockholder may have with respect to such Stockholder’s Company Shares or New Company Shares.

Section 5.07 Share Dividends, etc. In the event of a stock split, stock dividend or stock distribution, or any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, in each case affecting the Company Shares, the terms “Company Shares” and “New Company Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and stock distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 5.08 Company Takeover Proposals. Notwithstanding anything in this Agreement or any other Transaction Agreement to the contrary, (a) each Stockholder and his, her or its Representatives may (and shall if requested by the Special Committee and not otherwise prohibited by this Agreement) evaluate any bona fide Company Takeover Proposal or any bona fide inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, and engage in discussions and negotiations with (and provide information to) (i) any Family Stockholders or any of their Representatives regarding any such bona fide Company Takeover Proposal, inquiry, proposal or offer, and (ii) the Company or any of its Subsidiaries or any of their respective Representatives regarding any such bona fide Company Takeover Proposal, inquiry, proposal or offer, in each case, including any potential arrangements that may be entered into by any Family Stockholder in connection with such Company Takeover Proposal, inquiry, proposal or offer; provided, however, that, in the case of each of clauses (a)(i) and (a)(ii), each Stockholder and his, her or its Affiliates and Representatives shall not discuss or negotiate with any person or his, her or its Representatives who made any such bona fide Company Takeover Proposal, inquiry, proposal or offer except as expressly contemplated by the following clause (b) and the other provisions of this Section 5.08 and Section 5.04, and (b) if the Company is permitted to engage in discussions or negotiations with a person relating to a Company Takeover Proposal under Section 6.3 of the Merger Agreement, each Stockholder and his, her or its Representatives may, solely during the period the Company is permitted to engage in such discussions or negotiations with such person under Section 6.3 of the Merger Agreement, (i) engage in any discussions or negotiations with such person and his, her or its Representatives solely during the time the Company is permitted to engage in discussions or negotiations with such person under Section 6.3 of the Merger Agreement, (ii) enter into a confidentiality agreement with such person; provided that the Stockholders and their respective Affiliates and Representatives shall not enter into a confidentiality agreement or other agreement with any such person or any other person which prohibits a Stockholder or his, her or its Affiliates or Representatives from providing to Acquiror or its Representatives the materials and other information required to be provided to Acquiror and its Representatives pursuant to this Section 5.08, and (iii) take any actions the Company or any of its Representatives is permitted to take relating to such Company Takeover Proposal (including the negotiation of any arrangements to be entered into by any of the Family Stockholders in connection with any such Company Takeover Proposal). In the event that a Stockholder or any legal, financial or other third-party professional advisor engaged by such Stockholder in connection with the transactions set forth in the Implementation Agreement (collectively with respect to a given Stockholder, such Stockholder’s “Stockholder Related Persons”) receives or otherwise becomes aware of a Company Takeover Proposal or any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal (including any inquiry, proposal, offer or request with respect to any potential arrangements to be entered into by any of the Family Stockholders in connection with any such Company Takeover Proposal), or any request for information relating thereto, the applicable Stockholder shall (A) as promptly as reasonably practicable (and in any event within twenty-four (24) hours) notify Acquiror of such Company Takeover Proposal, inquiry, proposal, offer or request, the identity of such person making such Company Takeover Proposal, inquiry, proposal, offer or request and provide a description of the material terms and conditions thereof (as well as any material terms and conditions of any arrangement that such person proposes relating to any Stockholder in connection with such Company Takeover Proposal), but in each case only to the extent that such Stockholder or any of his, her or its Stockholder Related Persons receives or otherwise becomes aware of such information, and (B) not engage in discussions or negotiations with, provide information to, or enter into any agreements with, such person or his, her or its Affiliates or Representatives except as permitted by Section 5.04 or this Section 5.08. The Stockholders shall keep Acquiror reasonably informed, on a reasonably current basis, as to the status (including any developments, discussions or negotiations, but only to the extent that such Stockholder or any of his, her or its Stockholder Related Persons receives or otherwise becomes aware of such information) of, such Company Takeover Proposal, inquiry, proposal, offer or request (including by as promptly as practicable (and in any event within twenty-four (24) hours of receipt) providing Acquiror a description of any changes to the material terms and conditions of such Company Takeover Proposal as well as any material terms and conditions of any arrangement that such person proposes relating to any Stockholder in connection with such Company Takeover Proposal, but only to the extent such Stockholder or any of his, her or its Stockholder Related Persons receives or otherwise becomes aware of such information). During the periods contemplated by the first proviso of Section 6.3(f) of the Merger Agreement, each Stockholder shall provide Acquiror any proposed definitive agreements to be entered into by any of the Stockholders in connection with any such Company Takeover Proposal and negotiate, in good faith, with the Acquiror and its Representatives (if, and to the extent, Acquiror has indicated its desire to negotiate) revisions to the terms of the agreements to which any such Stockholder is a party in connection with this Agreement, the Merger Agreement and other Transaction Agreements; provided, however, that no Stockholder shall be required to waive or amend any provisions in any such agreements. For the avoidance of doubt, none of the actions that the Stockholders (in their capacity as such) are permitted to take under this Section 5.08 shall be considered, in and of itself, an Adverse Recommendation Change.

ARTICLE 6

MISCELLANEOUS

Section 6.01 Definitional and Interpretive Provisions.

(a) Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(b) For the purposes of this Agreement, (i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term; (ii) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires; (iv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (vi) unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive; (vii) the word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date; (viii) references to “written” or “in writing” include in electronic form; (ix) a reference to any person includes such person’s successors and permitted assigns; (x) references to “$” shall mean U.S. dollars; (xi) any reference to “days” means calendar days unless Business Days are expressly specified; (xii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; if the day at the end of the period is not a Business Day, then such period shall end on the close of the next immediately following Business Day; (xiii) references in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, and which is in effect on the date such Law or specific provision is applied; and (xiv) the phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to immediately prior to the execution and delivery of this Agreement, unless the context requires otherwise. Each of the parties hereto has participated in the negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement. This Agreement has been prepared in the English language only. Where a German term has been inserted with respect to a certain English term, such German term shall be authoritative for the interpretation throughout this Agreement.

(c) For purposes of this Agreement, the term “beneficially owned” (and correlative terms) has the meaning ascribed to it in Rule 13d-3 adopted by the SEC under the Exchange Act.

Section 6.02 Further Assurances. The Company (with respect to Section 5.02(b)), the Acquiror Parties and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement.

Section 6.03 Amendments; Waivers; Termination. Subject to the provisions of applicable Law, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto. The foregoing notwithstanding, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. This Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with the terms thereof, (ii) with respect to a given Stockholder, the written consent of Acquiror, the Company and such Stockholder and (iii) the receipt of the Company Stockholder Approval; provided, that, notwithstanding anything in this Agreement to the contrary, the termination of this Agreement shall not relieve any party hereto of liability for any Fraud or Willful Breach of this Agreement prior to such termination (which shall include, in the case of clause (i) and the Company as an aggrieved party and Parent as a breaching party, in addition to any other remedies available at law or in equity, the right to pursue claims for a payment from Parent (and in no event, shall the Company have the right to pursue any claims for such payment against all or any of the Stockholders arising out of any breach of this Agreement by any Stockholder) in an amount representing, or based on the loss of, the premium the holders of Class A Shares would be entitled to receive pursuant to the terms of the Merger Agreement). Subject to the foregoing, upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby on the part of any party hereto. Notwithstanding the preceding sentence, Article 6 of this Agreement (except for Section 6.02) shall survive any termination of this Agreement. “Fraud” means, with respect to any party, actual and intentional fraud under Delaware law with respect to the making of the representations and warranties of such party expressly set forth herein, and shall exclude constructive fraud, negligent misrepresentation, equitable fraud, promissory fraud, unfair dealing fraud, fraud premised on constructive knowledge or negligence.

Section 6.04 No Survival. None of the representations, warranties, covenants and agreements in this Agreement shall survive the termination of this Agreement in accordance with Section 6.03.

Section 6.05 Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the party hereto to be notified; (b) when sent if sent by email to the party hereto to be notified (with notice deemed given upon transmission; provided that no “bounceback” or notice of non-delivery is received); or (c) when delivered if sent by a courier (with confirmation of delivery); in each case to the party hereto to be notified at the following address:

If to the Acquiror Parties, to:

c/o Intersnack Group GmbH & Co. KG

Klaus-Bungert-Str. 8a Süd

D - 40468 Düsseldorf

Attention:  Group Legal Director

Email:    [***]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

(212) 735-3000

Attention:   Neil Stronski

June Dipchand

Marissa Spalding

Email:    Neil.Stronski@skadden.com

June.Dipchand@skadden.com

Marissa.Spalding@skadden.com

If to the Company, to:

Utz Brands, Inc.

900 High Street

Hanover, PA 17331

Attention:   Howard Friedman, Chief Executive Officer;

Theresa Shea, Executive Vice President, Chief Legal

Officer and Corporate Secretary

Email:    [***]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention:   Scott R. Williams

Anika Hermann Bargfrede

Email:    swilliams@sidley.com

abargfrede@sidley.com

If to any Stockholder, to the address specified for such Stockholder on Exhibit A hereto, with a copy (which shall not constitute notice) to:

Cozen O’Connor

1650 Market Street, Suite 2800

Philadelphia, PA 19103

Attention:   Larry P. Laubach

Seth Popick

Eileen Salimbene

Email:    llaubach@cozen.com

spopick@cozen.com

esalimbene@cozen.com

or to such other address as any party hereto shall specify by written notice so given. Any party hereto may notify any other party hereto of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or three (3) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 6.06 Expenses. All costs and expenses incurred in connection with this Agreement and the other transactions contemplated by this Agreement shall be paid by the party hereto incurring or required to incur or satisfy such expenses.

Section 6.07 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties hereto; provided that Acquiror may assign any of its rights hereunder to a wholly-owned direct or indirect Subsidiary of Parent upon prior written notice to the other parties hereto, but no such assignment shall relieve Acquiror of any of its obligations hereunder, and any assignee must assume all obligations of the assignor under this Agreement in writing. Subject to the first sentence of this Section 6.07, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 6.07 shall be null and void.

Section 6.08 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in Contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 6.09 Jurisdiction; Specific Enforcement. Each of the parties hereto (a) consents to submit himself, herself or itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (the “Chosen Courts”), with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (b) agrees that he, she or it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, and (c) agrees that he, she or it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement in any court other than any such Chosen Court. Parent, Acquiror, the Company and each Stockholder agrees that a final non-appealable judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any Legal Proceeding arising out of this Agreement or the transactions contemplated hereby in the Chosen Courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such Chosen Court that any such Legal Proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6.05 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to he, she or it, including monetary damages, each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the right of a party hereto to enforce the terms and provisions of this Agreement and compliance therewith and to cause the other parties hereto to consummate the actions and transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein) exclusively in the courts designated in this Section 6.09 without proof of actual damages, and all such rights and remedies at law or in equity shall be cumulative. Nothing contained in this Section 6.09 shall be deemed to be an election of remedies. The parties hereto further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.09; and each party hereto waives any objection to the imposition of such relief or any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each party hereto hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any other party hereto and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the terms, provisions, covenants and obligations of this Agreement. Each party hereto further agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages or other remedy at law would provide an adequate remedy for any such breach. The parties hereto acknowledge and agree that the right of specific performance or injunctive relief contemplated by this Section 6.09 is an integral part of the transactions contemplated by this Agreement and the other Transaction Agreements and without that right, none of the parties hereto would have entered into any of the Transaction Agreements. EACH OF THE ACQUIROR PARTIES HEREBY IRREVOCABLY DESIGNATES REGISTERED AGENT SOLUTIONS, INC. (IN SUCH CAPACITY (OR ANY PERSON THAT PARENT APPOINTS AS PROCESS AGENT PURSUANT TO THE NEXT SENTENCE, IN SUCH CAPACITY), THE “PROCESS AGENT”), WITH AN OFFICE AT 838 WALKER ROAD, SUITE 21-2, DOVER, KENT COUNTY, DELAWARE 19904, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION, PROCEEDING OR CLAIM BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 6.05 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN DOVER, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW OR THIS SECTION 6.09. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING APPOINTMENT FOR SERVICE OF PROCESS IS INTENDED TO BE IRREVOCABLE (SUBJECT TO A CHANGE IN AGENT MADE PURSUANT TO THIS SECTION 6.09) UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 6.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH

PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 6.11 Counterparts; Effectiveness. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, electronic delivery, DocuSign, .pdf or otherwise) to the other parties hereto. Signatures to this Agreement transmitted by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Merger Agreement is executed by all parties thereto, (b) this Agreement is executed by all parties hereto, and (c) the Implementation Agreement is executed by all parties thereto.

Section 6.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 6.13 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties hereto only and shall be given no substantive or interpretive effect whatsoever.

Section 6.14 Entire Agreement. This Agreement, together with the exhibits hereto and the other Transaction Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

Section 6.15 No Third-Party Beneficiaries. Each of Parent, Acquiror, the Company and each Stockholder agrees that (a) his, her or its respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Notwithstanding the foregoing, the Company shall have the right, on behalf of holders of Class A Shares (each of whom shall be an express third-party beneficiary of this Agreement solely to the extent required for this sentence to be enforceable) to pursue claims for damages, costs, expenses and liabilities of any kind suffered by such persons in the event of a Willful Breach of this Agreement by any Acquiror Party of its obligations hereunder, which may include, in addition to any other remedies available at law or in equity, a payment from such Acquiror Party (pursuant to Section 9.13 of the Merger Agreement) in an amount representing, or based on the loss of, the premium the holders of Class A Shares would be entitled to receive pursuant to the terms of the Merger Agreement (provided that (x) such holders shall not be entitled to pursue such damages, costs, expenses, liabilities or other relief on their own behalf, and the Company, in its sole and absolute discretion, shall have the sole and exclusive authority to pursue and enforce such rights on behalf of such holders and (y) any amounts received by the Company in connection therewith may be retained by the Company, as contemplated by the DGCL), provided that in no event, shall the Company have the right to pursue any claims for such payment against all or any of the Stockholders arising out of any breach of this Agreement by any Stockholder.

Section 6.16 Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent, Acquiror or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Company Shares beneficially owned by a Stockholder. All rights, ownership and economic benefits of and relating to such Company Shares shall remain vested in and belong to each Stockholder, and Parent, Acquiror and the Company shall not have any authority to direct such Stockholder in the voting or disposition of such Company Shares except as otherwise provided herein.

Section 6.17 Capacity. Each Stockholder is entering into this Agreement solely in his, her or its capacity as the record holder or beneficial owner of the Company Shares and nothing herein shall limit, restrict or otherwise affect any actions taken by such Stockholder (or, if Stockholder is an entity, its officers, directors or managers) in his or her capacity as director, officer or employee of the Company (if applicable) (including from acting in such capacity or voting in such capacity in his or her sole discretion on any matter, including causing the Company or any of its Subsidiaries to exercise rights under the Merger Agreement (in accordance with the terms thereof)), and no such actions or omissions shall be deemed a breach of this Agreement. Furthermore, nothing in this Agreement shall be construed to prohibit, limit or restrict any Stockholder (or, if Stockholder is an entity, its officers, directors or managers), in his or her capacity as a director or officer of the Company or any of its Subsidiaries (if applicable), from exercising such Stockholder’s fiduciary duties as a director or officer of the Company or any of its Subsidiaries, in each case, however, in accordance with the applicable terms of the Merger Agreement.

Section 6.18 No Liability. Each Stockholder (solely in its capacity as a stockholder of the Company) shall not be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from breaches of the Merger Agreement by the Company.

Section 6.19 No Other Representations; Obligations of Acquiror Parties. The Acquiror Parties, the Company and each Stockholder acknowledge and agree that, except for the representations and warranties expressly set forth in Article 2, Article 3 and Article 4 of this Agreement, as applicable, none of the Acquiror Parties, the Company nor any Stockholder makes, has made, or shall be deemed to have made, any representation or warranty in this Agreement. The Acquiror Parties, the Company and each Stockholder acknowledge and agree that each is not entering into this Agreement in reliance on any representation or warranty, express or implied, except for the representations and warranties expressly set forth in Article 2, Article 3 or Article 4, as applicable. A breach of this Agreement by any of Parent or Acquiror shall constitute a breach of this Agreement by each of the foregoing.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

IDAHO USA, INC.

By:	/s/ Johan van Winkel
Name: Johan van Winkel
Title: Chief Executive Officer

By:	/s/ Herink Bauwens
Name: Henrik Bauwens
Title: Chief Financial Officer and Secretary

INTERSNACK GROUP GMBH & CO. KG

By:	/s/ Johan van Winkel
Name: Johan van Winkel
Title: Executive Chairman

By:	/s/ Herink Bauwens
Name: Henrik Bauwens
Title: Managing Director

[Signature Page to Voting Agreement]

UTZ BRANDS, INC.

By:	/s/ Howard Friedman
Name: Howard Friedman
Title: Chief Executive Officer

[Signature Page to Voting Agreement]

SERIES U OF UM PARTNERS, LLC

By:	/s/ Dylan B. Lissette
Name: Dylan B. Lissette
Title: President and Chief Executive Officer

SERIES R OF UM PARTNERS, LLC

By:	/s/ Dylan B. Lissette
Name: Dylan B. Lissette
Title: President and Chief Executive Officer

DYLAN B. LISSETTE

/s/ Dylan B. Lissette

TIMOTHY P. BROWN

/s/ Timothy P. Brown

RICE FAMILY FOUNDATION

By:	/s/ Stacie R. Lissette
Name: Stacie R. Lissette
Title: Trustee

[Signature Page to Voting Agreement]

Exhibit A

Stockholder Information

Stockholder	Company Shares	Notice Address
Series U of UM Partners, LLC	3,570,000 Class A Shares 47,046,650 Class V Shares	c/o Sageworth 1861 Santa Barbara Drive Lancaster, PA 17601
Series R of UM Partners, LLC	630,000 Class A Shares 8,302,350 Class V Shares	c/o Sageworth 1861 Santa Barbara Drive Lancaster, PA 17601
Dylan B. Lissette	143,803 Class A Shares	c/o Sageworth 1861 Santa Barbara Drive Lancaster, PA 17601
Timothy P. Brown	67,573 Class A Shares	c/o Sageworth 1861 Santa Barbara Drive Lancaster, PA 17601
Rice Family Foundation	900,000 Class A Shares	c/o Sageworth 1861 Santa Barbara Drive Lancaster, PA 17601

Exhibit A